Exhibit 10.1

SEPARATION AGREEMENT

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, Neal E. Arnold (“you”) and Fifth Third Bank and Fifth Third Bancorp including their officers, directors and subsidiaries and affiliates (collectively “Fifth Third”) agree as follows:

A.    Your position as an Executive Vice President of Fifth Third Bancorp and Fifth Third Bank ended pursuant to your resignation on November 28, 2005. If you comply with the terms and conditions of this Agreement, as separation consideration you will receive the following:

1.	You will receive a total payment of $1,300,000.00 on or before January 31, 2006; and

2.	You will receive a payment of $27,934.20 for your accrued but unused vacation and sick time through your last day of employment with Fifth Third. This payment will be made to you on or before December 31, 2005.

3.	You will receive a payment of your vested interest in Fifth Third’s deferred compensation plan and Supplemental Executive Retirement Plan. This payment will be made to you on or before December 31, 2005 unless otherwise required on a different time line pursuant to the plan document.

4.	You are eligible to exercise your existing vested options according to the terms of the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan and the Fifth Third Bancorp Long Term Incentive Plan (as applicable to each grant) through January 31, 2006; and

5.	Fifth Third will allow you to either (1) continue to obtain health insurance through Fifth Third’s health insurance plan on the same terms as retirees of Fifth Third or (2) if unable to continue under Fifth Third’s health insurance plan on the same terms as retirees of Fifth Third, Fifth Third shall pay for the costs for you to obtain similar health insurance coverage for you, your spouse, and your eligible dependents on the same or similar terms as retirees of Fifth Third. In both cases under (1) and (2) above, until the earlier of such time as you are eligible to obtain similar health insurance from any employer or December 31, 2010; and

6.	Fifth Third will not require repayment of your forgiveness loan in the amount of $16,500.

B.    In exchange for the above severance and to preserve the interests of Fifth Third in its clients and customers, you agree as follows:

1.

(a) During the Period (as defined below), you will not directly or indirectly, whether for your own account or for the account of any other person, or other organization; become employed by or associated with as an officer, employee, manager, salesperson, consultant, independent contractor, representative or agent of any organization providing Financial Services that is headquartered in Ohio, Indiana, Kentucky, Michigan or Illinois during the Period; provide Financial Services (as defined below) to any Client (as defined below); make any statement or take any actions that may interfere with Fifth Third’s or any affiliate’s business relationships with any Client; contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than Fifth Third or an affiliate relating to Financial Services; attempt to entice away from Fifth Third any person who is, or was at any time during the period you were employed by Fifth Third or during the Period, employed by or associated with Fifth Third as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or take any actions that may interfere with Fifth Third’s property rights in lists of Clients or otherwise reduce the value of such lists to Fifth Third.

(b) “Period” will be the period beginning November 28, 2005 and ending on November 27, 2006.

(c) “Financial Services” means banking, trust, securities, investment consulting, asset management, mortgage, and all other services that are provided by Fifth Third at any time during the Period.

(d) “Client” means all persons or entities who are or were clients of Fifth Third at the date of termination of employment and with whom you provided services for or had contact with on behalf of Fifth Third within the one year period prior to your last day of employment with Fifth Third and any potential clients who you identified or contacted on behalf of Fifth Third within the one year period prior to your last day of employment with Fifth Third; provided that Client shall not include any member of your immediate family.

2.	You agree that, if you should breach any of the covenants of Paragraph B.1 above, the Period will be extended by the length of time during which you are in breach of any such covenant.

3.	You and Fifth Third agree that the periods of time and the scope applicable to the agreements in Paragraph B.1 are reasonable and necessary to protect the legitimate business interests of Fifth Third without unduly limiting your ability to obtain employment or otherwise earn a living at the same general level of economic benefit as anticipated by this Agreement. However, if such period or scope should be adjudged unreasonable in any type of proceeding, then the period of time or scope will be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are determined to be reasonable.

4.	The commitments you have made in this Agreement survive the termination of your employment with Fifth Third. Without intending to limit the remedies available to Fifth Third, you agree that damages at law will not be sufficient to provide Fifth Third with the value of the commitments you have made in the event that you violate any of the terms of Paragraph B of this Agreement and that Fifth Third may apply for and is entitled to emergency and/or injunctive relief in any court of competent jurisdiction to prevent the breach or threatened breach of, or otherwise specifically enforce the covenants contained within Paragraph B of this Agreement, in each case without Fifth Third having to prove it has actually been damaged by your actions.

C.    As additional consideration, you, on your behalf and on behalf of your heirs, executors, successors, and assigns hereby release Fifth Third, as well as all of their officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits or damages, whatsoever and of every kind of nature, whether known or unknown (collectively the “Claims”), against Fifth Third and the others released herein, which relate to or arose from your employment with or separation from Fifth Third as contemplated herein except to the extent such Claims cannot be released under applicable law. You also covenant not to sue or file or cause to be filed in any complaint with any federal, state or local agency or in any court against Fifth Third, or the others released herein, regarding any matter related to your employment with or separation from Fifth Third, including but not limited to any Claims which you may have under federal law or any similar state law, with respect to such separation, except to the extent such Claims cannot be released under applicable law. You specifically acknowledge that this Agreement releases any claims you may have under the Age Discrimination in Employment Act. You are not releasing your right to bring Claims to enforce this Agreement and you are not releasing any rights or Claims you may have related to retirement benefits or retirement accounts as a result of your employment with Fifth Third. Fifth Third agrees to defend and indemnify you for actions taken within the scope of your employment, including without limitation, any attorney fees or costs incurred by you to defend yourself from actions taken by you within the scope of your employment.

Fifth Third hereby releases you of any claims, rights or relief of any kind Fifth Third may have against you, whether known or unknown, within the scope of, and arising out of your employment with Fifth Third.

D.    You and Fifth Third and its agents agree that neither shall make disparaging or derogatory comments about the other to any external or internal parties (including employees, officers or directors of Fifth Third) in the context of any discussions about your employment by, or separation from, Fifth Third. You and Fifth Third agree not to issue any additional press releases or general statements about your separation from Fifth Third without the consent of the other. Any requests made by prospective employers, the public or the media about your employment shall be directed to Paul Reynolds or such individual that is agreed to by you and Fifth Third.

E.    Apart from your discussions with your personal counsel, your immediate family, and your tax advisors, whom you will ask not to divulge the terms of this Agreement, you will not disclose, publicize or discuss either the terms of this Agreement or your employment with and resignation from Fifth Third with anyone within or outside of Fifth Third unless required by subpoena or any other legal compulsion, and you will give immediate notice to Fifth Third of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and resignation from Fifth Third. This non-disclosure provision does not apply to prospective employers for purposes of the non-compete.

F.    You will return to Fifth Third the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda or other items of Fifth Third property. You acknowledge that Fifth Third has returned to you all items of your personal property.

G.    Nothing in this Agreement constitutes an admission of liability or wrongdoing by you or by Fifth Third or any of the others released herein.

H.    Any action to enforce this Agreement may be brought in a state or federal court located in Hamilton County, Ohio. These courts shall have jurisdiction and venue with respect to any such action.

I.    The obligations of Fifth Third under this Agreement, including the obligations in Paragraph A of this Agreement, shall be binding on Fifth Third’s successors and assigns and shall inure to the benefit of your heirs and beneficiaries and your rights under this Agreement shall inure to the benefit of your heirs and beneficiaries.

In October 1990, the Older Workers Benefit Protection Act (“Act”) was enacted. The Act provides, among other things, that notice be given to you in writing and in a manner calculated to be understood by the average individual affected by this termination. As provided in the Act, you have a right to consider this Agreement for a period of twenty-one days. Should you accept the Agreement, you have seven days from the date of acceptance within which to revoke your acceptance. If you accept the Agreement and after the lapse of the appropriate days, payment will be made to you as provided in the Agreement. If you decide not to accept the Agreement or accept the Agreement but revoke acceptance within seven days, nothing will be paid to you under the Agreement. You are advised to consult with an attorney before acting on this Agreement.

If you choose to accept this Agreement, you must sign below and return the executed original to Paul L. Reynolds no later than 5:00 p.m. on December 21, 2005. As detailed in the above paragraph, you have seven days in which you may revoke your acceptance of the Agreement. If you revoke your acceptance within the seven-day period, nothing will be paid to you and your employment will have ended on November 28, 2005.

This Agreement will be effective seven days after execution.

Signed	this 14 day of December, 2005.

Accepted and agreed to:	Witnessed and accepted:

FIFTH THIRD BANCORP

NEAL E. ARNOLD	BY:	PAUL L. REYNOLDS
Neal E. Arnold	DATE:	December 14, 2005